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                      INVESTOR CONFERENCE CALL OUTLINE AND SCRIPT

I.         OPERATOR INTRO (OPERATOR)

           Good afternoon, ladies and gentlemen, and welcome to the Homestore second quarter financial results conference call. At this time all participants are in listen only mode. Following today's formal presentation, Homestore will conduct a question and answer session. I would now like to turn the call over to Erin Campbell in the Corporate Communications group at Homestore. Ms. Campbell, you may begin.

II.        INTRODUCTION (ERIN)

           Thank you operator. Good afternoon and welcome to Homestore's second quarter financial results conference call. Earlier today we released our second quarter 2003 results as well as a release announcing the settlement of the class action lawsuit. Copies of these releases and accompanying detailed financial statements were posted on our Web site at http://ir.homestore.com earlier today. Our 10-Q for the second quarter will be filed with the SEC tomorrow, and as usual will also be available on our Web site.

           Today's conference call is scheduled to last approximately 45 minutes and is being broadcast online. The call will also be available for replay on our Web site at

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           http://ir.homestore.com approximately two hours after we conclude.
           Homestore has also submitted a transcript of this call on Form 8K with the SEC.

           On the call with me today are Mike Long, our chief executive officer, and Lew Belote, our chief financial officer. During the first part of the call Mike will review the settlement agreements and results for the second quarter. Lew will then present our financial results and discuss the impact of our recent settlements on our financial statements. After their remarks, we will open up the call for your questions for the time we have remaining.

           Before we begin, I'd like to remind you that the matters discussed today on this call contain certain forward-looking statements - within the meaning of the Private Securities Litigation Reform Act of 1995 - that involved risks and uncertainties concerning Homestore's expected financial performance as well as Homestore's strategic and operational plans. These statements are made as of today, and Homestore does not assume any duty to update any forward-looking statement that may be made today. Actual results may differ materially from those projected on the call today, and reports should not be considered as an indication of future performance.

           The potential risks and uncertainties include, among others, decreases or delays in advertising spending and market acceptance of new products and services. All information discussed on this call is as of August 13, 2003, and Homestore undertakes no duty to update this information.

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           Other potential factors that could affect the company's business and financial results are included in the company's annual and quarterly reports, including without limitation under the captions "Management's Discussion and Analysis of Financial Conditions" and "Reports and Results of Operations", and "Risk Factors", which are on file with the SEC and available on their Web site.

           In this call we will also be discussing some non-GAAP financial measures in talking about the company's performance. Reconciliations of those measures to GAAP measures can be found in the results press release, which is also on our Investor Relations Web site.

           Additional information concerning factors that could affect our business and financial results is included in our 10-K, and our 10-Qs, and in other reports that we file with the SEC.

           With that, I'll turn the call over to our CEO, Mike Long. Mike?

II.        OVERVIEW (MIKE)

           Thanks Erin, and good afternoon everyone.

           Today is a very significant day in Homestore's corporate history. As you will have seen from our press release earlier this afternoon, we have reached a settlement agreement with California State Teachers' Retirement System to resolve the Class Action Lawsuit involving

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           the company. The settlement is subject to final court approval, which is likely to take at least 4 - 6 months.

           Taken together with last week's announcement regarding our settlement with Cendant, our management team has successfully negotiated resolution of each of the most significant external issues that represented major threats to our viability since we began the turnaround of Homestore 19 months ago. I am pleased to say that by reaching these agreements the Company has been able to avert lengthy legal entanglements and expenses that may have hindered our ability to serve our customers and improve shareholder value.

           At the outset of today's call, I would like to take a moment to recognize our Board of Directors, who have tirelessly served our shareholders and assisted our management team in resolving these issues. We are extremely fortunate to be served by such high caliber directors - each of whom has demonstrated a genuine commitment to making Homestore a model for fair, open and independent corporate governance.

           In order to have some perspective on both our accomplishments and our continuing challenges, it is helpful to separate the "frequently referenced" external threats from internal operational issues.

           The successful resolution of our most significant external issues, including

           1) the investigation of Homestore by the SEC and Department of Justice

           2) the contract renegotiation with AOL,


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           3) the agreement with Cendant and

           4) today's settlement with CalSTRS (all of which have occurred in the last 12 months), was necessary to allow the re-positioning of Homestore for profitable and sustainable growth. Although we still must still achieve final judicial approval for the settlement of the class action lawsuit, I believe we are very close to our goal of resolving these external issues.

           As we mentioned during our first quarter call, we committed ourselves to reaching resolution on the class action suit as quickly as possible. The settlement we announced today is the result of extensive negotiations with CalSTRS and their legal representatives. The settlement recognizes Homestore's responsibility to the shareholder class but also reflects a determination by the plaintiffs that Homestore's viability is essential to maximize the potential recovery for members of the class.

           The settlement essentially consists of three components:

           1) a cash payment,

           2) newly issued common stock, and

           3) modifications to our corporate governance practices.

           The cash component consists of $13 million. We will place $10 million in escrow upon preliminary approval by the U.S. District Court, with an additional $3 million due upon final judicial approval of the settlement. Rather than spending time on the mechanics of the settlement process now, I suggest you refer to the FAQ posted on the investor relations

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           section of our Web site. The information will also be contained in the 8-K we submit to the SEC with the press release.

           The common stock component of the settlement involves Homestore issuing 20 million shares to the class members, upon final approval of the settlement. This amount represents approximately 15% of our total shares outstanding. We believe aligning the plaintiffs' financial interests with current shareholder interests represents the best opportunity for creating long-term shareholder value.

           Regarding the corporate governance elements, among the policies we agreed to adopt, upon final approval of the settlement are:

           1) elimination of stock option compensation for Directors,

           2) minimum retention of shares upon exercise of future incentive stock options for executives,

           3) the election of a "shareholder" director, and

           4) the eventual elimination of staggered terms for our board of directors.

           Despite the pressing nature of the various external issues, the management team has also been addressing important "internal" issues, re-tooling the company's strategy and operations to better serve our customers, and of course, our shareholders. To date, these efforts have involved

1)      asset sales,

2)      cost containment measures,

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           3) new product launches,

           4) changes in channel marketing tactics,

           5) renegotiation of burdensome contracts,

           6) establishment of new online distribution relationships,

           7) recruitment of new managers and

           8) investment in our corporate infrastructure.

           These efforts have been equally challenging - and, to date the results have been less visible.

           The diversion of management and financial resources in dealing with external issues has been substantial. Likewise, these issues have impeded some of our sales plans since they generated uncertainty about our future. Through the extraordinary dedication of our committed employees, we have effectively dealt with these obstacles; however, as we have turned the corner on our external issues, clearly we must do the same on our internal operational issues. Although each of our segments has demonstrated progress, we have a lot of work left to do. By way of example, we have yet to confirm if our substantial investments in our core media services segment will be rewarded with acceptable revenue growth and our print segment has failed to meet our revenue and profitability expectations. But unlike the external issues we have faced, the internal challenges are largely between us and the market, and we are confident in our ability to address them.

           I will conclude my comments this afternoon by addressing our quarterly financial results and then discuss our on-going initiatives to achieve revenue growth. Lew will walk through

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           the quarter's financial results in more detail and the accounting impact of the Cendant and CalSTRS settlements.

           For the quarter, our net loss was [$91.7] million, on a GAAP basis. $[63.6] million of this loss was attributed to the CalSTRS settlement and $[12.2] million was related to the Cendant agreement, both of which are reflected in the Q2 financials because they occurred before we issued our financial results for the second quarter. Excluding the one-time charges associated with the settlements and our non-cash expenses (primarily stock-based charges, depreciation and amortization), our cash operating loss for the quarter was $[7.6] million. This was somewhat larger than our [$4.1] million loss in the first quarter, but less than the $10 million we had estimated in March. As we said then, we expected to continue incurring cash operating losses this year as we enhance our product, sales and customer service capabilities in advance of recognizing additional revenue from these activities. We DO expect that the losses will continue through the end of the year, as we re-launch our Homebuilder and Apartment sites, re-position our print operations, and continue the migration to ASP revenue streams in our software segment.

           Our cash balance at June 30 of $55.7 million exceeded our guidance of $45 - 50 million primarily due to "timing" differences. Several of our capital projects, including ERP implementation costs, will move into later periods.

           Looking ahead, we expect our cash balance at the end of the third quarter will in fact reach the $[45] million range, before giving effect to the CalSTRS settlement. Upon preliminary

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           approval of the settlement, our cash balance will be reduced by another $10 million. This should result in a cash position in the $35 million range.

           In terms of our cash balance as we exit the year - there are two primary factors that will determine whether we are able to achieve a net increase in cash during the 4th quarter. The first is the release of the remaining $7 million in escrow proceeds related to the sale of our ConsumerInfo.com business last year. The buyer has tendered certain claims for indemnification payments, which we are contesting, but the resolution process may defer or reduce our proceeds.

           The second determining factor of our cash resources is revenue growth. We are at the point in our turnaround where we do not believe further cost cutting, absent revenue growth, will create sustainable cash profitability. However, we will continue to closely monitor all costs not essential to revenue generation and make appropriate adjustments. With the primary external issues resolved or on their way to being resolved, our focus is squarely on generating quality, recurring revenue growth. Since the majority of our revenue is earned and recognized over twelve-month contracts, improvements in pricing and volume take time to make their way into our income statement. On the other hand, we frequently receive the full cash payment up front; this shows up as an increase in deferred revenue. Due to these revenue recognition policies, and owing to the extraordinary focus we have had on resolving the major external issues, and the magnitude of our investments underway and planned, we have modified our goal of achieving GAAP profitability DURING 2004 rather than for the full year.

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           We have encouraging growth initiatives underway in each of our segments:

           In our MEDIA segment, revenue growth will be driven by a combination of re-pricing our media inventory, additional penetration into market segments we already serve, and several new product initiatives for our existing customers. Our revenue growth plans are not based on speculative products and services for new customer segments.

           The backdrop for this segment is very encouraging. A recent study by the National Association of Realtors confirmed one of the primary underlying premises of our business. That is that consumers PREFER using the Internet in their process of identifying properties and professionals. The truly stunning finding was that far more recent homebuyers actually used the Internet than used the newspaper. In fact, the number of homebuyers using the Internet has increased over 70% in the last two years. Given the enormous disparity in offline spending versus online spending - and our very significant share of the online audience -- we are encouraged that our focus in this segment will ultimately be rewarded. Our mission is exceptionally simple: encourage our customers to re-allocate their spending so that they can reach the largest qualified audience possible.

           Since we last addressed shareholders, we have taken some significant actions to create a truly compelling media proposition for our customers. We established our first-ever relationship with MSN, and now provide their consumer audience access to our new home and apartment content. And we expanded a limited relationship with Yahoo! to provide their customers our best-of-breed new home and apartment content as well. With our

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           existing relationships at AOL, Earthlink, United Online and Internet
           Broadcast System, our homebuilding and apartment customers can reach 99% of all online consumers simply by working with us.

           In the re-sale home category, our Realtor.com site remains the consumer leader by a very wide margin. Among third party listing sites, our share of the minutes consumers spent looking at real estate online is greater than 75%. Just to put that in perspective, consumers spent more than 400 million minutes with us last month, an increase of 100% in the last twelve months.

           Now, let me describe some specific initiatives we have underway. In April, we re-priced Realtor.com consistent with our overall media strategy. These price changes generated a significant amount of industry attention. But several months into that effort, we can say that the renewal rates for the customer set most impacted by the changes have exceeded our forecasts. We believe that the most productive agents have been the quickest to realize the significant advantages of advertising on Realtor.com.

           The biggest near-term revenue opportunity for us in the media segment is providing better geo-targeting for our advertisers, including our property and professional promotion elements. Today we offer "market areas" that span multiple neighborhoods or trade areas, so we are not capturing the value associated with more highly targeted ads. Improvements in our back office and ad-serving systems to enable this flexibility are underway and will be in place before year-end.

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           Another initiative involves introducing paid search into our general advertising. Our audience is well qualified for many advertising categories that we believe can be better monetized through integration of paid search results. We expect to make an announcement soon about our specific plans in this area.

           Finally, the long-needed re-launches of Homebuilder and our Apartments sites will take place before the end of the year. Based on the increases in site activity and lead generation we experienced with the new Realtor.com that we launched in the second quarter, we are cautiously optimistic about market reception of the new features.

           We knew at the beginning of the year that our SOFTWARE segment would be challenged to generate revenue growth during 2003. The revenue loss associated with the completion of a major development project for Cendant along with the impact of converting Top Producer to an ASP solution has not been offset by new sales activity so far this year.

           Having said that, the adoption and renewal rates of our early ASP users has been encouraging, while the sale of our desktop products has been ahead of our internal plan.

           We believe the key to growth in the software segment is two-fold. First, we have to provide enterprise-wide solutions, not just individual user applications. Second, we need to ensure that our products interact with other applications that our customers rely on
           - including their web sites. Expect to see a number of new initiatives in this area from us in the coming months.

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           Our PRINT segment, particularly the Welcome Wagon unit, has generated very disappointing results this year. We have missed our internal revenue goals by a significant margin and do not expect to "catch-up" before year-end. While the reasons are pretty straight forward - primarily

           1)  too few sales professionals due to recruiting difficulties and

           2) local merchant reluctance to advertise earlier this year due to economic concerns -- the solutions are somewhat more complex.

           In spite of these difficulties, we remain fully committed to this operating segment, and believe that significant value will be created by tightly integrating it with our online real estate activities.

           In the months ahead, you will see us do a better job introducing online homebuyers to Welcome Wagon's local merchants and services earlier in the move process. You will also see us add "pinpoint" mailing products that allow Realtors to use our printing and direct mail capability to support their offline marketing efforts. And finally, we will launch our first market-wide new mover program in conjunction with several Multiple Listing Services that will enable us to more quickly deliver our local new mover kits to every homebuyer within a targeted market. The combination of faster delivery and increased distribution will make advertising in our new mover product more appealing to national and regional advertisers.

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           Our other print business, Homestore Homeplans, is performing well.
           The key driver here is the significant increase in online plan sales relative to traditional magazine orders. Since integrating this business into our online network, it has become the category traffic leader. While this business is not likely to grow very quickly, it offers us content well suited to our audience and it is solidly profitable.

           The bottom line on our results so far this year is straightforward. We have made tremendous progress in resolving the external issues that had the capacity to interfere in our efforts to provide great media and technology solutions to our customers. And we have put in place numerous initiatives designed to provide a growing revenue base so that we may achieve our goal of reaching GAAP profitability during 2004.

           With that, I will turn the call over to Lew Belote, our chief financial officer. Lew?

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III.  FINANCIAL STATEMENT HIGHLIGHTS (LEW)

           A.  INTRODUCTION

           Thanks Mike and good afternoon everyone. I will cover some of the more significant financial items contained in the release we issued earlier this afternoon. As in prior quarters, I will discuss certain items in our statement of operations, our balance sheet and our cash flows.

           As we have disclosed in prior quarters, we continue to experience many one-time and non-recurring items, especially in the expense lines, therefore Homestore's reported results may not be representative of ongoing operations. Our investments throughout 2003 in sales and marketing, customer service and product development are expected to cause certain expense levels to increase in future quarters as we position the business for growth. Again this quarter, I would like to remind you that Homestore has experienced substantial changes to its business in the past year and a half, so it is difficult to compare our second quarter results to the same period in 2002. Accordingly, we will continue to focus on our sequential quarterly performance. We have also provided a "cash operating results" comparison, which is one way management evaluates and monitors the business.

           B.  RESULTS OF OPERATIONS

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           Starting with the statement of operations, revenue declined by 2%
           compared to last quarter, or approximately $1.0 million. However, when we reflect the reduction in related party revenue from Cendant, we actually had a revenue increase from non-related customers. We expect the revenue from the legacy Cendant transactions will decrease to approximately $1 million per quarter for the next 4 - 6 quarters. As to future business with Cendant, now that we have resolved the dispute, we are optimistic about our opportunity to provide Cendant and their affiliates with additional products and services. Having said that, future business with Cendant and its affiliates will only appear as "related party" activity if Cendant directly contracts for the product or service, and they maintain their significant ownership interest. Our sales to individual agents and brokers affiliated with Cendant through Franchise agreements has not, and will not in the future, appear as related party because Cendant does not control the individual buying decisions.

           Our gross profit margin was stable quarter over quarter at 72 percent, for the third consecutive quarter, demonstrating our ability to control costs, even while experiencing a slight overall decline in revenue and introducing new products in the quarter.

           Our cash operating costs in the quarter increased by approximately $2.4 million compared to the first quarter. This is primarily due to planned increases in our customer service, product development and sales and marketing activities. The increase is also related to an increase in legal expenses as we negotiated settlements with both CalSTRS and Cendant. We will continue to aggressively manage our existing cost structure while making the investments necessary to achieve growth.

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           As Mike mentioned, Homestore recorded non-recurring charges totaling
           $75.8 million in the quarter related to the settlement of Cendant and CalSTRS. While these charges are appropriately reflected as part of our GAAP operating results for the quarter and six months, they are not representative of our ongoing operations.

           After excluding these non-recurring charges and our non-cash expenses (which consist principally of stock-based charges, depreciation and amortization) our operating loss was $7.6 million for the quarter. This compares to an operating loss of $4.1 million in the first quarter when presented on the same basis. There is a table attached to our press release to show how this operating loss is determined. You should also note that these results do not include any gains from discontinued operations or the gain on the AOL settlement in the first quarter. We provide this information because it is one ways management monitors and evaluates the business.

           I would like to now take a few minutes to review the segment-by-segment financial performance.

               i. Our Media Services segment had growth in revenue after excluding the impact of the decline in related party revenue. It was marginally unprofitable in the quarter, but is profitable for the year to date. The loss for the quarter relates to the investments we are making in the business, and the decline in related party revenue. As Mike said, we are starting to see signs that suggest these investments are paying

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                     off - and as a result, we continue to expect to generate
                     revenue growth in the second half of the year.

               ii. In Software, we reversed the declining revenue trend experienced over the last 4 quarters. Although we are pleased to have reversed the trend, we recognize that our cost structure continues to exceed revenue. Continuation of existing initiatives should position this segment for profitability.

               iii. In our Print segment, even with a revenue decline of $700,000 our operating loss only increased by $300,000. This segment is being hurt by weak advertising demand among local merchants, as well as our difficulty in recruiting a field sales force as large as we would like. The initiatives Mike described are well underway, and position us for both revenue growth and a return to profitability.

           Finally, our corporate costs, aside from the one time non-cash expenses, were reduced by 16 percent or approximately $3 million, primarily as a result of lower stock-based charges and amortization.

           Going forward, we believe that our sales and marketing costs could increase as a percentage of sales during the remainder of 2003, but we should begin to see that ratio decline in 2004. Beginning in the third quarter, our traffic acquisition costs are substantially fixed and would decline as a percentage of revenue with any revenue increase.

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           C.  BALANCE SHEET

           Homestore's cash balance at June 30, 2003 was $55.7 million. This compares to a cash balance of $80 million at the end of last year, and $70 million at March 31, 2003. Earlier in the year we projected a use of cash of approximately $30 million in the first half of the year. While we actually used slightly less than $25 million, the difference is primarily related to timing differences in Capital Expenditures. The reduction in capital expenditures are due to timing of decisions related to investing in our data center and our ERP implementation.

           Turning to the liability side of the Balance Sheet, our Total Current Liabilities have increased by approximately $55 million from March 31 as a result of the accrual of $63.6 million for the Calstrs settlement. As we have said, only $13 million of that amount will be in cash. The accounting for the stock component of the settlement needs some explanation. While $50.6 million of the charge this quarter represents the value of the stock, that same amount will increase our paid in capital and thus shareholders' equity, upon final approval of the settlement when we distribute the 20 million shares. That means that, upon approval, the settlement will have reduced shareholders' equity only by the $13 million cash component.

           D.  STATEMENT OF CASH FLOWS

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           As projected in our Q1 call, Homestore used more cash in the second quarter than we did in the first quarter.

           Our Uses of cash totaling $14.3 million in the quarter were as follows:

               i.    $7.6 million in cash operating losses

               ii.   $2.8 million in capital expenditures

               iii.  $2.1 million in the payment previous restructuring charges

               iv.   $4.1 million in working capital

               v. These amounts were offset by $2.3 million release from escrow from the sale of ConsumerInfo.


           Now I'll turn the call back over to Mike for concluding comments.
           Mike?

    VII. WRAP UP COMMENT (MIKE)

           Thank you Lew.

           On behalf of everyone at Homestore, I would like to thank you for your time and your interest in our progress.

    VIII.  TRANSITION TO Q&A (ERIN)

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           Thanks Mike. With that, we will now open up the lines and will be happy to take any of your questions you might have for the time remaining. Operator, please open the phone lines for a question and answer session.

USE OF NON-GAAP FINANCIAL MEASURES

        To supplement its consolidated financial statements presented in accordance with GAAP, Homestore uses a non-GAAP measure of income (loss) from operations excluding non-recurring and certain non-cash expenses. A reconciliation of this non-GAAP measure to GAAP is provided in the tables included in the press release, "Homestore Reports Second Quarter 2003 Results," to which this outline and script relates. These non-GAAP adjustments are provided to enhance the user's overall understanding of Homestore's current financial performance and its prospects for the future. Homestore believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results and provides a more consistent basis for comparison between quarters. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.